Calculation of Ratios of Earnings to Fixed Charges
General Signal Corporation
(Dollars in millions)                                        Exhibit (12.0)
                              Six Months
                               Ended
                              June 30,            Year Ended December 31,


                             1995     1994    1993     1992    1991   1990

Earnings:

Earnings from continuing
operations before income
taxes and extraordinary
items                      $ 78.0    $160.3   $139.1  $  9.5  $ 97.4  $ 15.5

Add: fixed charges           13.3      20.2     22.6    35.3    39.3    46.4
                            -----     -----    -----   -----   -----   -----
                             91.3     180.5    161.7    44.8   136.7    61.9
                            -----     -----    -----    ----   -----    ----


Fixed charges:

Interest Expense
  (Gross)                   10.1       14.4     18.0    28.6    31.8    37.2
One-third of rent
  expense                    3.2        5.8      4.6     6.7     7.5     9.2
                         -------      -----     ----   -----   -----   -----
                          $ 13.3     $ 20.2   $ 22.6  $ 35.3  $ 39.3  $ 46.4
                         -------    -------   ------  ------  ------  ------

Ratio                       6.86       8.94     7.15    1.27    3.48    1.33